UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2006

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950
Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 8, 2006, Venoco, Inc. entered into an option agreement (the “option agreement”) with a subsidiary of Denbury Resources Inc. relating to a potential CO2 enhanced recovery project in Venoco’s Hastings complex. Pursuant to the agreement, Denbury will pay Venoco an aggregate of $50.0 million for an option to acquire Venoco’s interest in the West Hastings Unit, the East Hastings field and certain related property. The grant of the option, and Denbury’s obligation to make the option payment, was made contingent upon the satisfaction of certain conditions precedent: (i) the approval of the option agreement by lenders under Venoco’s revolving credit facility and (ii) Denbury’s confirmation that there are no material title or environmental defects affecting the properties, in each case by December 1, 2006. On November 29, 2006, Venoco entered into an amendment to its revolving credit agreement (the “amendment”). The amendment, among other things, permits Venoco to grant the option contemplated by the option agreement. On December 1, 2006, Denbury confirmed that its conditions precedent had been satisfied. Accordingly, on December 1, 2006, the grant of the option became effective and Denbury made the initial option payment of $37.5 million to Venoco.

The terms of the option agreement are summarized in Venoco’s Current Report on Form 8-K filed on November 9, 2006, and the option agreement is attached as an exhibit to that report. Both that summary and the option agreement are incorporated herein by reference. In addition, the foregoing summary of the amendment does not purport to be a complete description of the amendment and is qualified in its entirety by reference to the amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description

10.1

Third Amendment to the Second Amended and Restated Credit Agreement, dated as of November 29, 2006, by and among Venoco, Inc., the Guarantors identified therein, Bank of Montreal, as Administrative Agent, and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 1, 2006

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer

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